EXHIBIT 12.2

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS






                                                Years ended December 31,
                                         --------------------------------------
Millions of dollars                         2001   2000   1999   1998   1997
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
Earnings from continuing operations      $   599 $  723  $ 113  $  93  $ 615
Provision for income taxes                   452    497    121    168     73
Minority interests                            41     16     16      7      9
Distributions (less than) greater than
 earnings from equity investments             69    (57)    (4)    (2)   (65)
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         Earnings subtotal  (a)            1,161  1,179    246    266    632
Fixed charges included in earnings:
   Interest expense                          192    210    199    177    183
   Distribution on convertible
    preferred securities                      33     33     33     33     33
   Interest portion of rentals  (b)           19     20     22     20     23
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         Fixed charges subtotal              244    263    254    230    239
Earnings from continuing operations
   available before fixed charges        $ 1,405 $1,442  $ 500  $ 496  $ 871
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Fixed charges:
   Fixed charges included in earnings        244    263    254    230    239
   Capitalized interest                       27     13     16     26     35
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         Total fixed charges             $   271 $  276  $ 270  $ 256  $ 274
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Ratio of earnings from continuing
  operations to fixed charges                5.2    5.2    1.9    1.9    3.2
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
(a) Includes pre-tax impairment of :         137     66     23    102     69

The ratio of earnings, excluding
  impairments, to fixed charges would be:    5.7    5.5    1.9    2.3    3.4

(b) Calculated as one-third of operating rental expense.